AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

made by

GNC CORPORATION

GENERAL NUTRITION CENTERS, INC.

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
GLAS TRUST COMPANY LLC,
as Collateral Agent

Dated as of February 28, 2018

TABLE OF CONTENTS
___________________________________________________

PAGE

SECTION 1	Defined Terms	2

1.1.	Definitions	2
1.2.	Other Definitional Provisions	6

SECTION 2	Guarantee	7

2.1.	Guarantee	7
2.2.	Rights of Reimbursement, Contribution and Subrogation	7
2.3.	Amendments, etc. with respect to the Borrower Obligations	8
2.4.	Guarantee Absolute and Unconditional	9
2.5.	Reinstatement	10
2.6.	Payments	10

SECTION 3	Grant Of Security Interest	10

SECTION 4	Representations And Warranties	13

4.1.	[Reserved].	13
4.2.	Title; No Other Liens	13
4.3.	Perfected Liens	13
4.4.	Name; Jurisdiction of Organization, etc.	14
4.5.	[Reserved].	14
4.6.	Farm Products	14
4.7.	Investment Property	14
4.8.	[Reserved].	14
4.9.	[Reserved].	15
4.10.	Intellectual Property	15
4.11.	Commercial Tort Claims	15

SECTION 5	Covenants	16

5.1.	[Reserved].	15
5.2.	Delivery of Pledged Securities, Notes, Debt Securities and Certificated Securities	16
5.3.	Maintenance of Insurance	16
5.4.	[Reserved].	16
5.5.	Maintenance of Perfected Security Interest; Further Documentation	16
5.6.	Changes in Locations, Name, Jurisdiction of Incorporation, etc.	17
5.7.	Notices.	17
5.8.	Investment Property	17
5.9.	[Reserved].	18
5.10.	Intellectual Property	18

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5.11.	Commercial Tort Claims	21

SECTION 6	Remedial Provisions	21

6.1.	Certain Matters Relating to Receivables	21
6.2.	Communications with Obligors; Grantors Remain Liable	22
6.3.	Pledged Securities	22
6.4.	Proceeds to be Turned Over to Collateral Agent	24
6.5.	Application of Proceeds	24
6.6.	Code and Other Remedies	25
6.7.	Registration Rights	26
6.8.	Waiver; Deficiency	27

SECTION 7	THE COLLATERAL AGENT	27

7.1.	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	27
7.2.	Duty of Collateral Agent	30
7.3.	Financing Statements; Intellectual Property Filings	31
7.4.	Authority of Administrative Agent and Collateral Agent	31
7.5.	Grant of Intellectual Property License	31
7.6.	Resignation; Successor Collateral Agent	32

SECTION 8	MISCELLANEOUS	33

8.1.	Amendments in Writing	33
8.2.	Notices	33
8.3.	No Waiver by Course of Conduct; Cumulative Remedies	33
8.4.	Enforcement Expenses; Indemnification	33
8.5.	Successors and Assigns	34
8.6.	Set-Off	34
8.7.	Counterparts	35
8.8.	Severability	35
8.9.	Section Headings	35
8.10.	Integration	35
8.11.	GOVERNING LAW	35
8.12.	Submission to Jurisdiction; Waivers	35
8.13.	Acknowledgments	36
8.14.	Additional Grantors	36
8.15.	Releases	36
8.16.	WAIVER OF JURY TRIAL	37
8.17.	Intercreditor Matters	37
8.18.	Amendment and Restatement	38
8.19.	Collateral Agent Provisions	38

SCHEDULES
Schedule 1     Notice Addresses of Guarantors

ii

Schedule 2     Description of Pledged Investment Property
Schedule 3     Filings and Other Actions Required to Perfect Security Interests

Schedule 4	Exact Legal Name, Location of Jurisdiction of Organization and Chief Executive Office

Schedule 5	Intellectual Property

EXHIBITS

Exhibit A	Reserved

Exhibit B-1	Form of Intellectual Property Security Agreement

Exhibit B-2	Form of After-Acquired Intellectual Property Security Agreement

Exhibit C	Intercompany Subordinated Demand Promissory Note

Annex I	Assumption Agreement

iii

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT
AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of February 28, 2018, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (together with its successor in such capacity, the “Administrative Agent”) and GLAS TRUST COMPANY LLC, as Collateral Agent (together with its successors in such capacity, the “Collateral Agent”) for (i) the Lenders (as defined below) from time to time parties to the Amended and Restated Term Loan Credit Agreement, dated as of February 28, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time, the “Credit Agreement”), among GNC CORPORATION, a Delaware corporation (“Parent”), GENERAL NUTRITION CENTERS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders (the “Lenders”), the Administrative Agent and the Collateral Agent, and (ii) the other Secured Parties (as hereinafter defined).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make or continue extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement have been and will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;
WHEREAS, Qualified Counterparties have and may from time to time enter into Specified Hedge Agreements with and provide Cash Management Services to the Borrower;
WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making or continuation of the extensions of credit under the Credit Agreement and from such Specified Hedge Agreements and Cash Management Services;
WHEREAS, it is a condition precedent to the obligation of the Lenders to make or continue their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent and the Collateral Agent for the ratable benefit (without regard to control of remedies or application of payments) of the Secured Parties; and

NOW, THEREFORE, in consideration of the above premises the parties hereto hereby agree as follows:
Section 1 DEFINED TERMS
1.1.    Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in Article 8 or 9 of the New York UCC are used herein as so defined: Account Debtor, Accounts, Commodity Account, Commercial Tort Claims, Commodity Contract, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, Goods, Instruments, Inventory, Letter of Credit Rights, Money, Payment Intangibles, Securities Account, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.
(b)    The following terms shall have the following meanings:
“After-Acquired Intellectual Property Collateral”: as defined in Section 5.10(k).
“Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Applicable Date”: means with respect to any Grantor, (i) the date of this Agreement if such Grantor is a party hereto on the Amendment Effective Date, (ii) the date on which an Assumption Agreement is executed and delivered by such Grantor if such Grantor is not a party hereto on the Amendment Effective Date, and (iii) the date on which such Grantor is required to provide updates to the Schedules to this Agreement with respect to such Grantor pursuant to Section 5.10 of the Credit Agreement.
“Borrower Obligations”: the Obligations (as defined in the Credit Agreement).
“Collateral”: as defined in Section 3.
“Collateral Account”: any collateral deposit account established by the Collateral Agent to hold cash pending application to the Obligations.
“Copyright License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Copyright, including, without limitation, any of the foregoing referred to in Schedule 5.
“Copyrights”: (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 5, and (ii) the rights to print, publish and distribute any of the foregoing.
“Deposit Account”: all “deposit accounts” as defined in Article 9 of the New York UCC, including, without limitation, all demand, time, savings, passbook and like accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts) and all of the accounts listed on Schedule 2 hereto under the heading “Deposit Accounts” (as such schedule may be amended from time to time) and all Collateral Accounts, other than any Excluded Accounts.
“Discharge of Obligations”: as defined in Section 2.1(d).
“Excluded Capital Stock”: any Capital Stock that constitutes “Excluded Assets” (as defined in the Credit Agreement).
“General Intangibles”: all “general intangibles” as such term is defined in Section 9-102(a)(42) of the New York UCC, and, in any event, including, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Hedge Agreements and all contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.
“Governmental Authority”: a federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor (other than Excluded Swap Obligations) which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party pursuant to the terms of this Agreement or any other Loan Document).
“Guarantors”: the collective reference to each Grantor other than the Borrower; provided that the Borrower shall be deemed to be a Guarantor hereunder solely with respect to Specified Hedge Agreements and Cash Management Obligations between Qualified Counterparties and Grantors other than the Borrower.
“Infringement”: infringement, misappropriation, dilution or other impairment or violation.
“Intellectual Property”: the collective reference to all rights relating to intellectual property, whether arising under United States federal or state laws, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.
“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Parent or any of its Subsidiaries, including, without limitation, the subordinated Intercompany Note in the form attached as Exhibit C (the “Subordinated Intercompany Note”).
“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the of New York UCC, (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Securities, all Security Entitlements and all Commodity Contracts, other than, in the case of each of the foregoing clauses (i) – (iii), Excluded Capital Stock or Excluded Accounts.
“Issuers”: the collective reference to each issuer of a Pledged Security that is pledged by a Grantor hereunder.
“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
“Patent License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Patent, including, without limitation, any of the foregoing referred to in Schedule 5.
“Patents”: (i) all United States and foreign patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in Schedule 5, and all certificates of invention or similar property rights, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Pledged Capital Stock”: all shares or other equity interests constituting Capital Stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of Capital Stock described on Schedule 2 hereto (as such schedule may be amended from time to time), and the certificates, if any, representing such Capital Stock and any interest of such Grantor in the entries on the books of the issuer of such Capital Stock and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock and any other warrant, right or option to acquire any of the foregoing, other than Excluded Capital Stock.
“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, (as such Schedule may be amended from time to time).
“Pledged Notes”: all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 2 (as such Schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor.
“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Capital Stock.
“Pledged ULC Shares”: Pledged Capital Stock which are shares in the capital stock of a ULC.
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
“Receivable”: all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance.
“Secured Parties”: collectively, the Administrative Agent, the Collateral Agent, the Arrangers, the Co-Documentation Agents, the Lenders, the Indemnitees (as defined in the Credit Agreement) and, with respect to any Specified Hedge Agreement or Cash Management Obligations, any Qualified Counterparty that has agreed to be bound by the provisions of Section 7.2 hereof as if it were a party hereto and by the provisions of Section 8 of the Credit Agreement as if it were a Lender party thereto; provided that no Qualified Counterparty shall have any rights in connection with the management or release of any Collateral or the obligations of any Grantor under this Agreement.
“Securities Act”: the Securities Act of 1933, as amended.

“Trademark License”: any written agreement naming any Grantor as licensor or licensee. providing for the granting by or to any Grantor of any right in or to any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.
“Trademarks”: (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5 and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.
“Trade Secret License”: any written agreement naming any Grantor as licensor or licensee, providing for the granting by or to any Grantor of any right in or to any Trade Secret.
“Trade Secrets”: all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.
“ULC”: any unlimited company, unlimited liability company or unlimited liability corporation or any similar entity existing under the laws of any province or territory of Canada and any successor to any such entity.
“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other Equipment of any nature, in each case, covered by a certificate of title law of any jurisdiction and all tires and other appurtenances to any of the foregoing.
1.2.    Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)    Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
(d)    The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations or the Borrower Obligations shall mean the payment in full, in immediately available funds, of all of the Borrower Obligations (excluding Borrower Obligations in respect of (i) any Specified

Hedge Agreements or Cash Management Obligations and (ii) contingent reimbursement and indemnification obligations, in each case, that are not then due and payable).
SECTION 2 GUARANTEE
2.1.    Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent and the Collateral Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower (and, in the case of the Borrower, the other Guarantors) when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
(c)    Each Guarantor agrees that Borrower Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.
(d)    The guarantee contained in this Section 2 shall remain in full force and effect until payment in full of the Borrower Obligations (other than Borrower Obligations in respect of (x) any Specified Hedge Agreements or Cash Management Obligations and (y) contingent reimbursement and indemnification obligations) and termination or expiration of the Commitments (the “Discharge of Obligations”).
(e)    No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.
2.2.    Rights of Reimbursement, Contribution and Subrogation. (a) Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.2(b). The provisions of this Section 2.2 shall in no respect limit the obligation and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Collateral Agent and the Lenders and each Subsidiary Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.
(b)    Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Collateral Agent and the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, accordance with Section 6.5 hereof.
(c)    The obligations of the Grantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right.
(d)    Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but the exercise and enforcement of such rights shall be subject to Section 2.2(b).
2.3.    Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, in accordance with the terms of the

Loan Documents be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms thereof as the Administrative Agent (or the requisite Lenders under the Credit Agreement or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
2.4.    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance or the Discharge of Obligations or the release of any Guarantor pursuant to Section 8.15 hereof) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance other than the release of such Guarantor from this Agreement by the Administrative Agent and the Collateral Agent pursuant to and to the extent set forth in Section 8.15 hereof or Section 9.14 of the Credit Agreement. To the fullest extent permitted by applicable law, when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any other Guarantor or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
2.5.    Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
2.6.    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Administrative Agent in New York, NY.
SECTION 3 GRANT OF SECURITY INTEREST
(a)    Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in and to all of the following personal property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all Deposit Accounts;
(iv)    all Documents;
(v)    all Equipment;
(vi)    all General Intangibles;
(vii)    all Instruments;

(viii)    all Intellectual Property, and (A) the right to sue or otherwise recover for any and all past, present and future Infringements and misappropriations thereof, and (B) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto;
(ix)    all Inventory;
(x)    all Investment Property;
(xi)    all Letter of Credit Rights;
(xii)    all Money;
(xiii)    all Vehicles;
(xiv)    all Goods not otherwise described above;
(xv)    any Collateral Account;
(xvi)    all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
(xvii)    to the extent not otherwise included, all other personal property of the Grantor and all Proceeds, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.
Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets and none of the Excluded Assets shall constitute Collateral.
(b)    Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required (i) to perfect the security interests granted by this Agreement by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office) of the relevant State(s), (B) filings in United States government offices with respect to Intellectual Property and (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of Instruments, notes and debt securities and certificated Capital Stock to the extent required by Section 5.2, (ii) to enter into any deposit account control agreement, securities account control agreement, commodity account control agreement or any other control agreement with respect to any deposit account, securities account or commodity account (other than as set forth pursuant to the terms of the ABL Credit Agreement), (iii) to take any action (other than as provided in the Canadian Guarantee and Collateral Agreement) under non-U.S. law or with respect to any assets located outside of the United States, (iv) to perfect in any letter-of credit rights or any motor vehicles or other assets subject to a certificate of title (except filings listed in Section 3(b)(i)(A) above) (to the extent such perfection can be achieved through such filings) or (v) to deliver any landlord lien waivers, estoppels bailee waivers, collateral access agreements or similar agreements.
(c)    Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all of its obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to any Secured Party, (ii) each Grantor shall remain liable under and each of its agreements included in the Collateral, to perform all of its obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
(d)    Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, as regards each applicable Grantor who is a registered and beneficial owner of Pledged ULC Shares, such Grantor owns and will remain so until such time as such Pledged ULC Shares are fully and effectively transferred into the name of the Collateral Agent or any other person on the books and records of such ULC. Nothing in this Agreement or any other Loan Document is intended to or shall constitute the Collateral Agent or any person other than a Grantor to be a member or shareholder of any ULC until such time as written notice is given to the applicable Grantor and all further steps are taken so as to register the Collateral Agent or other person as holder of the Pledged ULC Shares. The granting of the pledge and security interest pursuant to Section 3(a) or in any other Loan Document does not make the Collateral Agent a successor to any Grantor as a member or shareholder of any ULC, and neither the Collateral Agent nor any of its respective successors or assigns hereunder shall be deemed to become a member or shareholder of any ULC by accepting this Agreement or any other Loan Document or exercising any right granted herein unless and until such time, if any, when the Collateral Agent or any successor or assign expressly becomes a registered member or shareholder of any ULC. Each applicable Grantor shall be entitled to receive and retain for its own account any dividends or other distributions if any, in respect of the Collateral, and shall have the right to vote such Pledged ULC Shares and to control the direction, management and policies of the ULC issuing such Pledged ULC Shares to the same extent as such Grantor would if such Pledged ULC Shares were not pledged to the Collateral Agent or to any other person pursuant hereto. To the extent any provision herein or in any other Loan Document would have the effect of constituting the Collateral Agent to be a member or shareholder of any ULC prior to such time, such provision shall be severed herefrom and therefrom and ineffective with respect to the relevant Pledged ULC Shares without otherwise invalidating or rendering unenforceable this Agreement or any other Loan Document or invalidating or rendering unenforceable such provision insofar as it relates to Collateral other than Pledged ULC Shares. Notwithstanding anything herein or in any other Loan Document to the contrary (except to the extent, if any, that the Collateral Agent or any of its successors or assigns hereafter expressly becomes a registered member or shareholder of any ULC), neither the Collateral Agent nor any of its respective successors or assigns shall be deemed to have assumed or otherwise become liable for any debts or obligations of any ULC. Except upon the exercise by the Collateral Agent or other persons of rights to sell or otherwise dispose of Pledged ULC Shares or other remedies following the occurrence and during the continuance of an Event of Default, each applicable Grantor shall not cause or permit, or enable any ULC in which it holds Pledged ULC Shares to cause or permit, the Collateral Agent to: (a) be registered as a member or shareholder of such ULC; (b) have any notation entered in its favor in the share register of such ULC; (c) be held out as member or shareholder of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Agent or other person holding a security interest in the Pledged ULC Shares; or (e) act as a member or shareholder of such ULC, or exercise any rights of a member or shareholder of such ULC, including the right to attend a meeting of such ULC or vote the shares of such ULC.
SECTION 4 REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make or continue to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties that:
4.1.     [Reserved].
4.2.    Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens except for Permitted Liens. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are not prohibited by the Credit Agreement.
4.3.    Perfected Liens. The security interests granted pursuant to this Agreement constitute valid security interests in all of the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable against each applicable Grantor in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law)) and, other than with respect to Collateral a security interest in which cannot be perfected by taking the actions specified in Section 3(b)(i) hereof (and otherwise subject to Section 3(b) hereof), upon completion of the filings and other actions specified on Schedule 3 (all of which, in the case of all filings and other documents referred to on said

Schedule, have been delivered to the Collateral Agent in duly completed and duly executed form, as applicable, and may be filed by the Collateral Agent at any time after the effectiveness of the Credit Agreement) and payment of all filing fees, will be perfected and are prior to all other Liens on the Collateral except for Permitted Liens, with the priority set forth in the Intercreditor Agreements.
4.4.    Name; Jurisdiction of Organization, etc. On the date hereof, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4. Except as specified on Schedule 4, no Person that is a Grantor on the date hereof has changed its name, jurisdiction of organization, chief executive office or sole place of business within the five year period immediately prior to the Amendment Effective Date.
4.5.    [Reserved].
4.6.    Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.
4.7.    Investment Property. (a) Schedule 2 hereto (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading “Pledged Capital Stock” all of the Pledged Capital Stock owned by any Grantor and such Pledged Capital Stock constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule. Schedule 2 hereto (as such schedule may be amended from time to time) sets forth as of the most recent Applicable Date with respect to such Grantor under the heading "Pledged Debt Securities" or "Pledged Notes" all of the Pledged Debt Securities and Pledged Notes owned by any Grantor that are required to be delivered to the Collateral Agent pursuant to Section 5.2(a) hereof.
(b)    The shares of Pledged Capital Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer of Capital Stock included in the Collateral owned by such Grantor.
(c)    All the shares of the Pledged Capital Stock pledged by such Grantor hereunder have been duly and validly issued and are fully paid and nonassessable (other than Pledged Capital Stock consisting of (A) equity of a Person organized other than pursuant to the laws of a state of the United States of America or (B) limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and nonassessable), other than the Canadian Guarantor.
(d)    Such Grantor is the record and beneficial owner of, and has good title to, the Investment Property pledged by it hereunder, free of any and all Liens, except Permitted Liens.
4.8.     [Reserved].

4.9.    [Reserved].
4.10.    Intellectual Property. (a) Schedule 5 lists as of the most recent Applicable Date (i) all issued Patents and pending Patent applications with the United States Patent and Trademark Office, all registered Copyrights and pending Copyright applications with the United States Copyright Office, and all registered Trademarks and pending Trademark applications with the United States Patent and Trademark Office, in each case, owned by any Grantor (collectively, “Registered Intellectual Property”), and (ii) all registered United States Intellectual Property (and applications therefor) exclusively licensed to any Grantor and that is included in the Collateral, noting in each case the relevant registration, application or serial number, and in the case of (ii), the title of the license, the counterparty to such license and the date of such license.
(b)    Except as would not reasonably be expected to have a Material Adverse Effect:
(i)    each Grantor owns or has the right to use all Intellectual Property that is material to its business as currently conducted or as proposed to be conducted, free of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property;
(ii)    on the date hereof, all material Intellectual Property owned or exclusively licensed by such Grantor does not Infringe the intellectual property rights of any other Person, and to such Grantor’s knowledge, is not being Infringed by any other Person; and all material Registered Intellectual Property has not expired or been abandoned;
(iii)    as of the date hereof, no holding, decision or judgment has been rendered against any Grantor by any Governmental Authority or arbitrator which would reasonably be expected to limit, cancel or challenge the validity, enforceability, ownership or use of such Grantor’s rights in any Intellectual Property in any respect, and such Grantor knows of no valid basis for same; and
(iv)    no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, in each case, on the date hereof seeking to limit, cancel or challenge the validity, enforceability, ownership or use of any Intellectual Property or such Grantor’s interest therein.
4.11.    Commercial Tort Claims. As of the Amendment Effective Date, no Grantor has any Commercial Tort Claims individually or in the aggregate with a value in excess of $5,000,000.
SECTION 5 COVENANTS
Each Grantor covenants and agrees with the Secured Parties that, until the Discharge of Obligations:
5.1.    [Reserved].

5.2.    Delivery of Pledged Securities, Notes, Debt Securities and Certificated Securities. (a) If any of the Collateral consists of an Instrument, note or debt security with a principal amount of $5,000,000 or more, such Instrument, note or debt security (other than (i) those that are promptly deposited in an investment or securities account, (ii) checks received in the ordinary course of business and (iii) notes and debt securities issued in connection with the extension of trade credit by a Grantor in the ordinary course of business) shall be promptly delivered to the Collateral Agent, duly assigned or endorsed (including by the delivery of a note or similar power) in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.
(b)    If any of the Collateral consisting of Capital Stock of a Subsidiary of a Grantor is or shall become evidenced or represented by any certificate, such certificate shall be promptly delivered to the Collateral Agent, duly assigned or assigned or endorsed (including by the delivery of a stock or securities power) in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.
5.3.    Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable insurance (or self-insurance) companies, insurance on all its property as and to the extent required by Section 5.5(b) of the Credit Agreement; and furnish to the Administrative Agent, upon reasonable written request by the Administrative Agent, information in reasonable scope and detail as to the insurance carried.
(b)    Within 30 days following the later of the relevant Applicable Date or the date of the relevant policy is obtained, the Administrative Agent and the Collateral Agent shall be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt , directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such Grantor and the Administrative Agent and the Collateral Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor with respect to Collateral. All such insurance shall (i) provide that the relevant insurer shall endeavor to provide the Administrative Agent and the Collateral Agent with at least 15 days prior notice of the cancellation of the relevant policy of insurance and (ii) if reasonably requested by the Administrative Agent or the Collateral Agent, include a breach of warranty clause.
5.4.    [Reserved].
5.5.    Maintenance of Perfected Security Interest; Further Documentation. (a) Subject to the provisions of Section 5.10(d) of the Credit Agreement and Sections 3(b) and 8.17 hereof, such Grantor shall maintain the security interest created by this Agreement on the Collateral as a perfected security interest having at least the priority described in Section 4.3 until the Collateral is released from such security interest pursuant to the terms of Section 9.14 of the Credit Agreement or Section 8.15 hereof or by operation of law or by agreement of the requisite Lenders or all Lenders and shall defend such security interest against the claims and demands of all Persons whomsoever (subject to Permitted Liens).
(b)    Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets of such Grantor to the extent required by the Credit Agreement.
(c)    Subject to the provisions of Section 5.10(d) of the Credit Agreement and Sections 3(b) and 8.17 hereof, at any time and from time to time such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as are necessary and as the Administrative Agent or the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction within the United States with respect to the security interests created hereby.
5.6.    Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor shall provide 10 days’ prior written notice to the Collateral Agent and deliver to the Collateral Agent all additional financing statements and any other documents necessary to maintain the validity, perfection and priority of the security interests in the Collateral provided for herein, subject to the provisions of Section 5.10(d) of the Credit Agreement and Sections 3(b) and 8.17 hereof, of any (i) change to its jurisdiction of organization or, in the case of Grantors which are not registered organizations (within the meaning of the Uniform Commercial Code), the location of its chief executive office or the sole place of business from that referred to on Schedule 4 or (ii) change to its name or corporate structure (e.g. by merger, consolidation, type of organization or otherwise).
5.7.    Notices. Such Grantor will advise the Administrative Agent for further delivery to the Lenders promptly, in reasonable detail, of the occurrence of any event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral taken as a whole or on the security interests created hereby.
5.8.    Investment Property. (a) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by the terms of the Credit Agreement; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities required to be delivered to the Collateral Agent under this Agreement, whether resulting from a subdivision, combination or reclassification of the outstanding Capital Stock of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, subject to the terms of Section

5.10(d) of the Credit Agreement and Sections 3(b) and 8.17 hereof, (i) be and become part of the Collateral, and (ii) if received by any Grantor, shall be held in trust for the benefit of the Collateral Agent and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default under Section 7.1(a) or 7.1(f) of the Credit Agreement has occurred and is continuing, the Collateral Agent shall, on terms to be agreed, deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities not prohibited by the Credit Agreement.
(b)    In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it that are included in the Collateral and will comply with such terms insofar as such terms are applicable to it, and (ii) the terms of Sections 6.3(d) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(d) and 6.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following the occurrence and during the continuation of an Event of Default and, if an Event of Default has occurred and is continuing, to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security that are included in the Collateral. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following the occurrence and during the continuation of an Event of Default and, if an Event of Default has occurred and is continuing, consents to the substitution of the Collateral Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security.
(c)    No interest of any Grantor in any limited liability company or limited partnership included in the Collateral that constitutes Pledged Capital Stock shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Collateral Agent to the extent required by Section 5.2.
5.9.    [Reserved].
5.10.    Intellectual Property. (a) Except as otherwise determined by such Grantor in its reasonable business judgment, with respect to each material Trademark owned by such Grantor that is included in the Collateral, such Grantor (either itself or through licensees) will (i) continue to use such Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use consistent with Section 5.10(h) below, (ii) maintain the quality of products and services offered under such Trademark, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit (without regard to control of remedies or application of payments) of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (iv) not (and not affirmatively permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark would reasonably be expected to become invalidated or impaired in any way, other than acts taken in the ordinary course of such Grantor’s business, consistent with commercially reasonable practice.
(b)    Such Grantor will not (and will not affirmatively permit any licensee or sublicensee thereof to) do any act, or knowingly omit to do any act, whereby any material Patent owned by such Grantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business.
(c)    Such Grantor will not (and will not affirmatively permit any licensees and sublicensees to) knowingly do any act or knowingly omit to do any act whereby any material Copyrights would reasonably be expected to become invalidated or otherwise dedicated to the public, except to the extent that such Grantor determines in its reasonable business judgment that such Copyright is no longer necessary to the conduct of such Grantor’s business. Such Grantor will not (and will not affirmatively permit any licensees and sublicensees thereof to) knowingly do any act whereby any material Copyrights could reasonably be expected to fall into the public domain, except to the extent that such Grantor determines in its reasonable business judgment that the maintenance thereof is no longer necessary to the conduct of such Grantor’s business.
(d)    Except as set forth on Schedule 5 hereto or except as would not be reasonably expected to have a Material Adverse Effect, such Grantor will not (and will not affirmatively permit any licensees and sublicensees thereof to) knowingly use any Intellectual Property to Infringe the intellectual property rights of any other Person.
(e)    Such Grantor will notify the Collateral Agent promptly if it knows that any application or registration relating to any Intellectual Property owned by such Grantor and included in the Collateral could reasonably be expected to become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office) regarding such Grantor’s ownership of, or the validity of, any such Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, in each case, except if the loss of such Intellectual Property would not reasonably be expected to have a Material Adverse Effect.
(f)    [Reserved].
(g)    Such Grantor will take all reasonable and necessary steps if and to the extent such Grantor shall deem appropriate in its reasonable business judgment under the circumstances, including, without limitation, in any proceeding before the United

States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application for registration (and to obtain the relevant registration), and to maintain each registration, of material Intellectual Property included in the Collateral owned by such Grantor (which may include, without limitation, the payment of required fees and taxes, the filing of applications for renewal or extension, affidavits of use and incontestability, and the participation in interference, reexamination, opposition, and cancellation proceedings).
(h)    Except as such Grantor determines in its reasonable business judgment, such Grantor (either itself or through licensees) will not, without the prior written consent of the Collateral Agent, discontinue use of or otherwise abandon any material Intellectual Property owned by such Grantor.
(i)    In the event that any material Intellectual Property is Infringed by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.
(j)    Other than with respect to After-Acquired Intellectual Property Collateral (which shall be subject to Section 5.10(k)), on the Applicable Date, such Grantor agrees to execute an Intellectual Property Security Agreement with respect to its Registered Intellectual Property, in each case, to the extent included in the Collateral, in substantially the form of Exhibit B-1 in order to record the security interest granted herein to the Collateral Agent for the ratable benefit (without regard to control of remedies or application of payments) of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.
(k)    Such Grantor agrees that, should it hereafter obtain an ownership interest in, or otherwise acquire, create or develop, any item of Intellectual Property that is not then an Excluded Asset (the “After-Acquired Intellectual Property Collateral”), (i) the provisions of Section 3 shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property Collateral shall automatically become part of the Collateral. At such time as the Borrower provides the Collateral Agent with notice of any newly acquired, created or developed Registered Intellectual Property owned by such Grantor pursuant to Section 5.2(b) of the Credit Agreement, such Grantor shall execute an After-Acquired Intellectual Property Security Agreement with respect to any Registered Intellectual Property included in the After-Acquired Intellectual Property Collateral in substantially the form of Exhibit B-2 in order to record the security interest granted herein to the Collateral Agent for the ratable benefit (without regard to control of remedies or application of payments) of the Secured Parties with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.
5.11.    Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a reasonably expected aggregate value of damages in excess of $5,000,000 (as reasonably determined by such Grantor) and for which a complaint in a court proceeding has been filed by such Grantor, such Grantor shall within 30 days of initiating such proceeding sign and deliver documentation reasonably acceptable to the Collateral Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort claim and the proceeds thereof.
SECTION 6 REMEDIAL PROVISIONS
6.1.    Certain Matters Relating to Receivables. (a) If an Event of Default has occurred and is continuing, the Collateral Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications.
(b)    The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables; provided, however, that the Collateral Agent may, subject to the Intercreditor Agreements, curtail or terminate said authority at any time upon written notice to the applicable Grantor after the occurrence and during the continuance of an Event of Default. Subject to the Intercreditor Agreements, if required by the Collateral Agent in a written notice to such Grantor at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the control (within the meaning of Section 9-104 of the UCC) of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, if reasonably requested in writing by the Collateral Agent, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c)    If an Event of Default has occurred and is continuing, at the Collateral Agent’s reasonable written request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
6.2.    Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time when an Event of Default has occurred and is continuing communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.
(b) The Collateral Agent may at any time after an Event of Default has occurred and is continuing require any Grantor to notify the Account Debtor or counterparty on any Receivable of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the

Collateral Agent may require any Grantor to notify the Account Debtor or counterparty to make all payments under the Receivables directly to the Collateral Agent.
(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled to at any time or times.
6.3.    Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all dividends, interest, principal or other payments or distributions paid or made in respect of the Pledged Securities, to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other ownership rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would reasonably be expected to impair in any material respect the value of the assets included in the Collateral or which would violate any provision of this Agreement or any other Loan Document.
(b)    If an Event of Default shall occur and be continuing and the Collateral Agent shall have given written notice to the Borrower of the Collateral Agent’s intent to execute its rights pursuant to this Section 6.3(b): (i) the Collateral Agent shall have the right to receive any and all dividends, interest, principal or other payments or distributions paid in respect to the Pledged Securities included in the Collateral and make application thereof to the Obligations in accordance with Section 6.5 hereof, (ii) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent which shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (iii) the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Property included in the Collateral to its name or the name of its nominee or agent or the name of the applicable Grantor, endorsed or assigned in blank in favor of the Collateral Agent, and each Grantor will promptly following request give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities included in the Collateral registered in the name of such Grantor. In addition, if an Event of Default has occurred and is continuing, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property included in the Collateral for certificates or instruments of smaller or larger denominations. In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder if an Event of Default has occurred and is continuing each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein. All dividends, interest, principal or other payments or distributions received by any Grantor contrary to the provisions of this Section 6.3(b) shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).
(c)    Any notice given by the Collateral Agent to the Borrower or any other Grantor under this Section 6.3 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a) or (b) of this Section 6.3 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.
(d)    Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, if the Collateral Agent notifies such Issuer in writing that an Event of Default has occurred and is continuing, pay any dividends or other payments with respect to the Pledged Securities directly to the Collateral Agent.
6.4.    Proceeds to be Turned Over to Collateral Agent. Subject to the Intercreditor Agreements, in addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, at the written request of the Collateral Agent, all Proceeds of Collateral received by any Grantor consisting of cash, Cash Equivalents and checks shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if reasonably required). All such Proceeds of Collateral received by the Collateral Agent under this Section 6.4 shall be held by the Collateral Agent in a Collateral Account maintained under its control (as defined in Section 9-104 of the UCC). All such Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5
6.5.    Application of Proceeds. Subject to the Intercreditor Agreements, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may, notwithstanding the provisions of Section 2.15 of the Credit Agreement, apply all or any part of the net Proceeds (after deducting fees and expenses as provided in Section 6.6) constituting Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order (provided that if the terms of any Permitted Amendment provide for application of such Proceeds to the payment of any Obligations in a less favorable order, the terms of such Permitted Amendment shall govern with respect to such Obligations and the Collateral Agent shall apply such Proceeds in such different order):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys fees payable under the Credit Agreement and under Section 2 of this Agreement) payable to the Administrative Agent or the Collateral Agent in their respective capacities as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and other amounts described in clause Fourth below and, to the extent payable under clause First, attorneys fees) payable to the Lenders (including attorneys fees payable under the Credit Agreement and under Section 2 of this Agreement), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and to amounts then due and payable under Specified Hedge Agreements with Qualified Counterparties and Cash Management Obligations then due and payable, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent, the Collateral Agent or the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date;

Sixth, to cash collateralize any Obligations not then due and payable, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Sixth held by them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
6.6.    Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses (other than the defense of payment or performance of the Discharge of Obligations), advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Grantor of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, take or retake control or possession of the Collateral and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Secured Parties, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, it being understood that a Secured Party will be subject to the commercially reasonable requirements under the UCC with respect to any disposition of Collateral. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. To the fullest extent permitted by applicable law, each purchaser at any such sale shall hold the property sold to it absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral

Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. To the fullest extent permitted by applicable law, this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any of their rights hereunder. Each Grantor further agrees, at the Collateral Agent’s request, if an Event of Default has occurred and is continuing, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.
(b)    Subject to the Intercreditor Agreements, the Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of the Collateral Agent of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations in accordance with Section 6.5 hereof and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. If the Collateral Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.
6.7.    Registration Rights. (a) [Reserved]
(b)    Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Capital Stock or the Pledged Debt Securities included in the Collateral, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Capital Stock or the Pledged Debt Securities included in the Collateral for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(c)    Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Capital Stock or the Pledged Debt Securities included in the Collateral pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that (to the maximum extent permitted by applicable law) each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert (to the maximum extent permitted by applicable law) any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement or a defense of payment or performance or the Discharge of Obligations.
6.8.    Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.
SECTION 7 THE COLLATERAL AGENT
7.1.    Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i)    in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
(ii)    in the case of any Intellectual Property included in the Collateral, (1) execute and deliver, and record or have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the

Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby; and (2) take all necessary steps to maintain and pursue each application for and maintain and enforce each registration of Intellectual Property included in the Collateral owned by such Grantor;
(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
(iv)    execute, in connection with the exercise of any right or remedy provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
(v)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) license or assign any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains) included in the Collateral, throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to, or consent to any use of cash collateral arising in respect of, or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that, except as expressly provided in Section 7.1(b), it will not exercise any rights provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Collateral Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to comply therewith within a reasonable period of time.
(c)    The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Tranche B-1 Term Loans that are ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent in accordance with Section 9.3 of the Credit Agreement.
(d)    Each Secured Party, by its authorization of the Collateral Agent’s entering into this Agreement, consents to the exercise by the Collateral Agent of any power, right or remedy provided for herein. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
(e)    No provision of this Agreement, or any of the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement, any of the other Loan Documents or the exercise of any of its rights or powers. If it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability including an advance of moneys necessary to perform work or to take the action requested is not reasonably assured to it, the Collateral Agent may decline to act unless it receives indemnity satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested.
(f)    The Collateral Agent shall be under no obligation or duty to take any action under this Agreement, any of the other Loan Documents or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.
(g)    Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Administrative Agent, as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.
7.2.    Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account (which shall in no event be less than commercially reasonable custody, safekeeping and physical preservation) and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any agent selected by the Collateral Agent in good faith. Neither the Collateral Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent will have no additional duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted directly from their own gross negligence or willful misconduct.
7.3.    Financing Statements; Intellectual Property Filings. (a) Pursuant to Section 9-509(b) of the New York UCC and any other applicable law, each Grantor hereby authorizes the Collateral Agent to file or record financing or continuation statements, and amendments thereto (including amendments assigning filings in favor of the Administrative Agent from the Administrative Agent to the Collateral Agent), and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement, subject to the terms of Section 5.10(d) of the Credit Agreement and Section 3(b) hereof. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or

“all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Collateral Agent reasonably determines is necessary or advisable.
(b)    The Collateral Agent is authorized to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office) such documents (including documents assigning filings in favor of the Administrative Agent from the Administrative Agent to the Collateral Agent) as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in each item of Intellectual Property of each Grantor included in the Collateral that is subject to registration or an application to register in the United States Patent and Trademark Office or United States Copyright Office, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party, and the Collateral Agent shall provide written notice to the Grantor prior to filing any such documents.
7.4.    Authority of Administrative Agent and Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent and the Collateral Agent under this Agreement with respect to any action taken by the Administrative Agent or the Collateral Agent, as applicable, or the exercise or non-exercise by the Administrative Agent or the Collateral Agent, as applicable, of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent, the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent, the Collateral Agent and the Grantors, the Administrative Agent and the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
7.5.    Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent to exercise its rights and remedies upon the occurrence and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent an irrevocable (until payment in full of such Grantor’s Obligations), nonexclusive, royalty-free, worldwide license subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to its right to use or sublicense any Intellectual Property included in the Collateral. The use of the license granted to the Collateral Agent may be exercised, at the option of the Collateral Agent, only after an Event of Default has occurred and is continuing; provided that, any license, sublicense or other transaction entered into by the Collateral Agent in accordance with the foregoing clause shall be binding upon each Grantor notwithstanding any subsequent cure of the relevant Event of Default; provided, further, that any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms necessary to preserve the existence, validity and value of the affected Intellectual Property, including, without limitation, protecting and maintaining the quality standards of the Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to any such Intellectual Property above and beyond (a) the rights to such Intellectual Property that any Grantor has reserved for itself and (b) in the case of Intellectual Property that is licensed to any Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property hereunder).
In the event the license set forth in this Section 7.5 is exercised with regard to any Trademarks, then the following shall apply: (a) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the applicable Grantor; (b) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by the applicable Grantor immediately prior to the exercise of the license rights set forth herein; and (c) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the applicable Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation, the actions and conduct described in Section 5.10 above.
7.6.    Resignation; Successor Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign by giving 30 days’ written notice thereof to the Loan Parties and the Administrative Agent. Upon receipt of such notice, the Borrower shall appoint a successor Collateral Agent. Upon acceptance by a successor Collateral Agent of an appointment to serve as Collateral Agent hereunder and under the other Loan Documents, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, duties and obligations of the retiring Collateral Agent without further act but the retiring Collateral Agent shall continue to have the benefits of the compensation, reimbursement and indemnification set forth in this Agreement and the other Loan Documents. Notwithstanding any Collateral Agent’s resignation, the provisions of this Agreement shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Collateral Agent. Any successor to the Collateral Agent by merger or acquisition of stock or acquisition of all or substantially all of the corporate trust business shall continue to be Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above. A retiring or removed Collateral Agent shall have no liability or responsibility for the action or inaction of any successor Collateral Agent.
SECTION 8 MISCELLANEOUS
8.1.    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.2 of the Credit Agreement or pursuant to an Assumption Agreement in substantially the form of Annex 1 hereto.

8.2.    Notices. All notices, requests and demands to or upon the Administrative Agent, the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.1 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
8.3.    No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
8.4.    Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent and the Collateral Agent, in each case, to the extent the Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.
(b)    Each Guarantor agrees to pay, and to save each Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement, in each case, to the extent the Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.
(c)    Each Guarantor agrees to pay, and to save the Lenders and the Agents harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, in each case, to the extent the Borrower would be required to do so pursuant to Section 9.3 of the Credit Agreement.
(d)    The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

(e)    Each Grantor agrees that the provisions of Section 9.3(c) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, as if each reference therein to the Parent were a reference to such Grantor.
8.5.    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Collateral Agent.
8.6.    Set-Off. Each Grantor hereby irrevocably authorizes each Lender at any time and from time to time with the prior written consent of the Administrative Agent (which consent shall not be required in connection with customary set-offs in connection with Cash Management Obligations and Specified Hedge Agreements), while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the furthest extent permitted by law, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust account maintained in the ordinary course of business) in any currency, and any other credits, indebtedness claim and any other obligation, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Grantor to such Lender hereunder and claims of every nature and description of such Lender against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Lender may elect, whether or not any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender shall notify such Grantor promptly of any such set-off and the application made by such Lender of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
8.7.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
8.8.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9.    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.10.    Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
8.11.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8.12.    Submission to Jurisdiction; Waivers. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any Agent or Lender may bring an action or proceeding in a jurisdiction where Collateral is located or deemed located.
(b)    Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
8.13.    Acknowledgments. Each Grantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)    no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
8.14.    Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 1 hereto.
8.15.    Releases. (a) Upon the Discharge of Obligations, this Agreement and the security interests granted hereby shall automatically terminate and be released, without the requirement for any further action by any Person, and the Administrative Agent and Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release, and the Guarantee Obligations of the Guarantors hereunder shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by any Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of the Guarantee Obligations of the Guarantors hereunder.
(b)    In the event that any Grantor conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Grantor to a Person that is not (and is not required hereunder to become) a Grantor hereunder, or any Capital Stock or asset is or becomes an Excluded Asset, in each case in a transaction permitted under the Credit Agreement, the security interests created hereunder in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by any Grantor and at such Grantor’s expense to further document and evidence such termination and release of security interests hereunder in respect of such Capital Stock or assets, and, in the case of a transaction permitted under the Credit Agreement the result of which is that a Guarantor would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary, the Guarantee Obligations created hereunder in respect of such Guarantor (and all security interests granted by such Guarantor hereunder) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by such Guarantor and at such Guarantor’s expense to further document and evidence such termination and release of such security interests and such Guarantor’s Guarantee Obligations hereunder. Any representation, warranty or covenant contained in this Agreement relating to any such Capital Stock, asset or subsidiary of any Grantor shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.
8.16.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
8.17.    Intercreditor Matters. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS.  THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO OR PROCEEDS THEREOF TO THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL OR INSTRUCTIONS TO ANY OBLIGOR ON ANY RECEIVABLES SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF, OR INSTRUCTION AT THE DIRECTION OF, THE APPLICABLE COLLATERAL AGENT (AS DEFINED IN ANY PARI PASSU INTERCREDITOR AGREEMENT) OR THE APPLICABLE SENIOR COLLATERAL AGENT (AS DEFINED IN THE ABL INTERCREDITOR AGREEMENT, AS APPLICABLE.  IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS AND THIS AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS SHALL GOVERN AND CONTROL.

8.18.    Amendment and Restatement. This Agreement amends and restates the Guarantee and Collateral Agreement dated as of November 26, 2013 among certain of the Grantors and JPMorgan Chase Bank, N.A. as administrative agent (the “Existing Guarantee and Collateral Agreement”). All terms, conditions, agreements, covenants and representations and warranties contained in the Existing Guarantee and Collateral Agreement remain in full force and effect, except as expressly amended herein. Nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Borrower for the Borrower Obligations or of any other Grantor for the Guarantor Obligations incurred before the date hereof and the security interests, Liens and other interests in the Collateral granted, pledged and/or assigned by the Grantors pursuant to the Existing Guarantee and Collateral Agreement. The amendment and restatement herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of any of the obligations, liabilities and indebtedness of the Grantors evidenced by or arising under the Existing Guarantee and Collateral Agreement and the other Loan Documents, and the Lien and security interests securing such obligations, liabilities and indebtedness, which shall continue in full force and effect and shall not in any manner be impaired, limited, terminated, waived or released.
8.19.    Collateral Agent Provisions. All of the rights, protections, immunities and indemnities granted to the Collateral Agent in the Credit Agreement shall apply as if set forth herein.
(signature pages follow)

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as the date first above written.

GNC CORPORATION, as Parent

By:	/s/ Amy N. Davis
Name: Amy N. Davis
Title: Treasurer

GENERAL NUTRITION CENTERS, INC., as Borrower

By:	/s/ Amy N. Davis
Name: Amy N. Davis
Title: Treasurer

GENERAL NUTRITION INVESTMENT COMPANY GENERAL NUTRITION CORPORATION GNC CANADA HOLDINGS, INC. NUTRA MANUFACTURING, INC. GNC GOVERNMENT SERVICES, LLC GNC FUNDING, INC., as a Grantor

By:	/s/ Amy N. Davis
Name: Amy N. Davis
Title: Treasurer

LUCKY OLDCO CORPORATION, as a Grantor

By:	/s/ Tricia Tolivar
Name: Tricia Tolivar
Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ James A. Knight
Name: James A. Knight
Title: Credit Risk Director

GLAS TRUST COMPANY LLC, as Collateral Agent
By:	/s/ Martin Reed
Name: Martin Reed
Title: Vice President